Exhibit 99.2

February 21, 2006

Dear Frank:

Over the years you have been a trusted and valued advisor to First American. Given that long standing relationship, it gives me great pleasure to invite you to become a more permanent member of the First American family as our Vice Chairman and Chief Financial Officer. This letter outlines the terms of our offer.

Your employment with First American will be guaranteed for a period of five years, commencing on March 31, 2006 (the “Term”). After the expiration of the Term you will become an at-will employee on similar standing as the other senior executives of First American.

During the Term you will serve as Vice Chairman and Chief Financial Officer of First American. In this capacity you will report directly to me and will be subject to the direction and policies of the Board of Directors of First American. In addition to the duties customarily performed by such an officer, you will also be responsible for the operations of First American Trust Company and First Security Thrift Company. During the Term, First American will use its best efforts to nominate and re-nominate you to, and to vote its shares to elect and re-elect you to, the Board of Directors of First Advantage Corporation.

During the Term you will be paid a salary and bonus, as determined by the Compensation Committee of First American, on such terms as are appropriate to similarly situated senior executives of First American and in such amounts as are commensurate with your performance and similarly performing and similarly situated senior executives of First American. It is understood, however, that for each calendar year during the Term you will receive minimum annual cash compensation (comprised of base salary and bonus) equal to at least $1,750,000 (the “Minimum Cash Compensation”); provided, however, that for 2006 you will receive a minimum cash bonus of $1,150,000 and from March 31, 2006 to December 31, 2006 you will be paid as base salary an aggregate amount equal to $550,000. Beginning January 1, 2007 your base salary will be set at $600,000. Your base salary shall be payable as current salary with such frequency as is standard for similarly situated senior executives of First American. Your bonus will be paid on February 28 of each year, commencing on February 28, 2007, or if such date is not a business day, on the immediately preceding business day. Your total cash compensation may be adjusted at the discretion of the Board of Directors or Compensation Committee of First American (subject to the Minimum Cash Compensation requirement), will be prorated for any partial period during the Term (other than 2006) and will be subject to such withholdings and deductions as are required to made under applicable law. In the event you are terminated without Cause or you resign for Good Reason, you will receive the Minimum Cash Compensation for the remainder of the Term at such times as such amount would

Mr. Frank McMahon

otherwise be payable hereunder and prorated for any partial period during the Term. You will not be required to mitigate damages and these amounts will not be subject to offset for subsequent employment.

You will be entitled to receive all other benefits and perquisites of employment generally available to senior executives of First American, including medical, dental, life and disability insurance benefits and participation in our 401(k) savings plan (but excluding First American defined benefit pension plan). You will also participate in First American’s Executive Supplemental Employee Retirement Plan. You will be paid a car allowance of $1,100 per month. And you will be entitled to the same number of days paid vacation per year as similarly situated senior executives.

Upon commencement of the Term (i.e. March 31, 2006) you will be granted options to purchase 300,000 shares of First American (the “Initial Option Grant”) with a strike price equal to the closing price of such shares on the New York Stock Exchange on the grant date. Most of the shares comprising the Initial Option Grant will be granted under First American’s 1996 Stock Option Plan and the remainder will be granted pursuant to a separate written stock option agreement containing substantially the same terms and conditions as the 1996 Stock Option Plan. The options will vest in equal parts over five years and shall otherwise be subject to the terms and conditions of the 1996 Stock Option Plan or the separate stock option agreement, as the case may be. The options granted under the Initial Option Grant will vest immediately and will remain exercisable for the balance of their original term if you resign for Good Reason or are terminated other than for Cause.

Upon commencement of the Term you also will be issued 33,334 restricted First American shares (the “Restricted Shares”) pursuant to a separate written agreement. One-fifth of the Restricted Shares will vest on April 1 of each calendar year until all shares are vested. Vesting will be contingent only on your employment with First American. Any unvested Restricted Shares will vest immediately if you resign for Good Reason or are terminated other than for Cause. It is understood that the options granted under the Initial Option Grant and the Restricted Shares are not in lieu of the annual Equity Incentive Awards discussed below.

In addition, annually during the Term you will also be granted additional options to purchase such number of shares or restricted stock (collectively, the “Equity Incentive Awards”) as may be determined by the Compensation Committee of First American, at such time and on such terms as are applicable to similarly situated senior executives of First American and in such amounts as may be granted to similarly performing and similarly situated senior executives of First American. In connection with your service on the Board of Directors of First Advantage Corporation you will receive the same grant of options to purchase First Advantage shares as the other members of such Board are entitled to receive.

In addition, during the Term you shall be entitled to indemnification from First American in accordance with the terms of Appendix A, attached hereto.

Mr. Frank McMahon

For purposes of this letter, “Cause” shall mean willful misconduct material to your employment, violation of laws or regulations material to your employment or gross negligence in the performance of your duties. “Good Reason” with respect to your resignation means either (a) a change, without your prior consent and approval, in the terms of your employment, positions, duties, responsibilities or reporting relationships that is reasonably considered by you to be adverse and material to your employment with First American or (b) a breach by First American of a material provision of this letter.

We sincerely hope that you find our offer acceptable. If you do, please so indicate by countersigning below. We look forward to you joining the First American family and to continuing working with you in the future.

Very truly yours,

/s/ PARKER S. KENNEDY
Parker S. Kennedy
Chairman and Chief Executive Officer

Acknowledged and agreed:

/s/ FRANK V. MCMAHON
Frank V. McMahon

APPENDIX A

This Appendix A sets forth The First American Corporation’s (“First American”) indemnification obligations with respect to Frank V. McMahon (the “Executive”):

1.	During the Term (as defined in that certain letter from First American to Executive, dated February 21, 2006) and thereafter First American agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service during the Term as an officer, director or employee, as the case may be, of First American, or the Executive’s service during the Term in any such capacity or similar capacity with an affiliate of First American or other entity at the request of First American, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount (on an after-tax basis) if it shall ultimately be determined that the Executive is not entitled to be indemnified by First American. During the Term, First American also shall provide the Executive with coverage under its directors and officers liability policy to the same extent that it provides such coverage to similarly situated senior executives of First American.

2.	If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnification under paragraph 1, above, the Executive will give First American prompt written notice thereof; provided, that the failure to give such notice shall not affect the Executive’s right to indemnification except to the extent such failure to give notice has materially and irrevocably prejudiced the rights of First American.

3.

First American shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between First American and the Executive in connection with the defense of a proceeding, the Executive shall so notify First American and shall be entitled to separate representation at First American’s expense by counsel selected by the Executive (provided that First American may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with First American’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. First

American shall not be liable for any settlement of any proceeding effected without its prior written consent.

4.	It is the understanding of First American and Executive that if Executive is employed by First American upon the expiration of the Term that Executive will be entitled to (a) indemnification to the extent provided to similarly situated senior executives of First American pursuant to the articles of incorporation and bylaws of First American and applicable law and (b) coverage under First American’s then current directors and officers liability policy to the same extent that it provides such coverage to similarly situated senior executives of First American.